Exhibit 99.1

For release October 22, 2003, at 4:01 p.m. Eastern

[COMPANY LOGO]

Planar sets new records for sales and net income

BEAVERTON, Ore. – October 22, 2003 – Planar Systems, Inc. (Nasdaq:PLNR), a worldwide leader in flat-panel display systems, achieved record sales of $72.2 million in the quarter ended September 26, 2003, up 24 percent over the year-ago quarter and 15 percent over last quarter. Sales for the fiscal year reached a record $251.9 million, an increase of more than 22 percent over fiscal 2002’s result.

“Planar’s performance in its 20th-anniversary year has set a new standard, not just in important financial metrics but in continued improvement and sophistication of our operational competencies and corporate culture,” said Balaji Krishnamurthy, chairman, president and CEO. “We developed another important intangible asset during the fourth quarter with the successful launch of a new corporate brand campaign, which is central to our growth strategy.”

Net income in the fourth quarter was a record $4.5 million, or $0.30 per diluted share. Results in the fourth quarter a year ago were a net loss of $0.70 per share, which included the full effects of non-recurring charges equivalent to $0.94 per diluted share. Fiscal 2003 net income reached a record $15.2 million, or $1.04 per diluted share. The previous year’s loss of $0.24 per share included the full effects of non-recurring charges equivalent to $1.08 per diluted share.

The fourth quarter’s provision for income tax included $0.5 million more than the company’s expectation, negatively impacting the quarter’s net income per diluted share by $0.03. Adjustments to the company’s previous estimates required the additional increment to be recorded in the fourth quarter.

The company’s commercial segment fueled the top-line growth during the quarter, recording sales of $35.5 million; up 39 percent sequentially and more than double the year-ago result. In addition to steady performance in desktop, plasma and LCD-television display products, the business benefited from participation in special opportunities during the quarter created by a global shortage of flat-panel display panels.

“The combined strength of our commercial team’s excellent relationships with channel partners and our supply chain responsiveness allowed us to capitalize on some unique opportunities, contributing to the segment’s positive economic value added during the quarter,” said Krishnamurthy.

Gross profit in the quarter reached a record $20.2 million, while declining to 28.0 percent of sales from the previous quarter’s 31.8 percent gross margin due mainly to the increased share of commercial products in the mix. Correspondingly, operating expenses also reflect the dynamics in the company’s product mix, dropping to a new low of 17.3 percent of sales in the fourth quarter from 20.7 percent in the previous quarter.

Sales in Planar’s medical segment were $21.4 million, up slightly from the previous quarter and down about 14 percent from the fourth quarter a year ago. In the most recent quarter, business in targeted growth areas of healthcare informatics and digital imaging approximately offset declines in the company’s traditional embedded products business.

Industrial segment sales in the fourth quarter were $15.3 million, down about 5 percent sequentially and about 8 percent compared to last year. Expected declines in the company’s monochrome embedded products impacted the results, as did ongoing pruning of the product portfolio in support of manufacturing consolidation and increased profitability. Among the design wins secured during the quarter was one with a European customer creating systems for drive-through ordering, using one of Planar’s new kiosk display products.

“Both our medical and industrial businesses are pursuing growth opportunities capable of far more than offsetting the ongoing declines in embedded products,” said Krishnamurthy. “Also, both segments are benefiting from the streamlining of our manufacturing activities and from the expansion in capabilities of our supply chain that’s resulting from the large increases in volumes for our commercial products.”

Planar’s fourth quarter sales outside the U.S. dropped to 14 percent of the total, primarily due to the increased share of the product mix for commercial products, which are not sold outside of North America. Backlog at the end of the fourth quarter was down by almost $10 million versus the previous quarter, largely due to declines in embedded products and shipments against last-time-buy orders related to plant closures. Growth in Planar’s commercial and digital imaging product lines means an increasing portion of the company’s business operates without significant levels of backlog.

A non-recurring charge netting $0.5 million, recorded in the fourth quarter, consists of severance expenses of $0.9 million partially offset by a $0.4 million credit against estimated reserves taken for plant closures in the prior year. The charge was fully offset by lower payout of bonuses in accordance with Planar’s sequential payout mechanism, resulting in no difference to net income per share.

Approximately $22.3 million in cash was generated from operations (defined as net income, plus depreciation and amortization, less capital expenditures) during fiscal 2003 as a result of solid profitability and capital expenditures well below depreciation and amortization. While the year ended with cash and cash equivalents steady versus a year ago, the company reduced debt principal by more than $35 million during fiscal 2003.

BUSINESS OUTLOOK

The following statements are forward looking and actual results may differ materially.

“We continue to forecast good performance in fiscal 2004, without counting on any change in economic conditions. While the first quarter will not be at the level of the quarter just ended, due to further planned reductions in our embedded products business and the return to a normal run rate for the commercial segment, the subsequent quarters are all expected to show modest sequential increases,” concluded Krishnamurthy.

The company’s current expectations for the fiscal year ending September 24, 2004 are as follows:

•	Sales of approximately $275 million, of which commercial segment sales are expected to be about $120 million

•	Gross margins of about 30 percent of sales

•	Operating income of between 10 percent and 11 percent of sales

•	Effective tax rate in fiscal 2004 of about 35 percent

•	Net income of approximately $1.25 per diluted share

•	Cash from operations (defined as net income, plus depreciation and amortization, less capital expenditures) of more than $20 million

For the quarter ending December 26, 2003, the company currently expects the following:

•	Sales of between $60 million and $65 million, including between $25 million and $30 million in sales from the commercial segment

•	Net income of approximately $0.28 per diluted share

Results and operational highlights for the fourth quarter and fiscal year will be discussed by Krishnamurthy and CFO Steve Buhaly in a conference call today, October 22, 2003, beginning at 5:00 p.m. Eastern Time. The call can be heard via the Internet through a link on Planar’s Web site, www.planar.com, or through numerous other investor sites, and will be available for replay through October 29, 2003. The company intends to post on its Web site a transcript of the prepared management commentary from the conference call within 24 hours after the conclusion of the call.

ABOUT PLANAR

Planar Systems is a worldwide leader in flat-panel display systems for market-specific applications. The company specializes in collaborative relationships with customers and channel partners, drawing from a global supply chain network to produce a range of systems from desktop monitors to high-performance displays for challenging applications in medical and industrial markets. Founded in 1983 and publicly traded on the Nasdaq National Market as ‘PLNR’, Planar is headquartered in Oregon and has operations in the United States and Europe. For more information please visit www.planar.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The statements by Balaji Krishnamurthy and the statements in the Business Outlook section above are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including: domestic and international business and economic conditions, changes in the flat-panel monitor industry, changes in customer demand or ordering patterns, changes in the competitive environment including pricing pressures or technological changes, technological advances, shortages of manufacturing capacity from our third-party manufacturing partners, risks inherent in the acquisition of businesses and technologies, final settlement of contractual liabilities, future production variables impacting excess inventory and other risk factors listed from time to time in the Company’s Securities and Exchange Commission filings. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

CONTACT:

Stewart Clark, Investor Relations Director

503-748-6984 / stewart_clark@planar.com

Planar Systems, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	(unaudited)
	Three months ended		Year ended
	Sept. 26, 2003	Sept. 27, 2002	Sept. 26, 2003	Sept. 27, 2002
Sales	$72,210	$58,267	$251,927	$205,929
Cost of sales	52,015	41,444	175,587	145,599

Gross profit	20,195	16,823	76,340	60,330
Operating expenses:
Research and development, net	2,631	3,820	11,142	12,895
Sales and marketing	4,966	4,719	19,651	15,286
General and administrative	3,698	3,715	17,158	13,638
Amortization of intangible assets	708	708	2,832	1,180
Non-recurring charges	495	18,452	495	20,710

Total operating expenses	12,498	31,414	51,278	63,709
Income (loss) from operations	7,697	(14,591)	25,062	(3,379)
Non-operating income (expense):
Interest, net	(165)	(504)	(1,243)	(1,408)
Foreign exchange, net	103	(38)	(40)	(154)

Net non-operating expense	(62)	(542)	(1,283)	(1,562)
Income (loss) before income taxes	7,635	(15,133)	23,779	(4,941)
Provision (benefit) for income taxes	3,087	(5,613)	8,577	(1,879)

Net income (loss)	$4,548	$(9,520)	$15,202	$(3,062)

Basic net income per share	$0.32	$(0.70)	$1.08	$(0.24)
Average shares outstanding – basic	14,286	13,551	14,016	12,937
Diluted net income per share	$0.30	$(0.70)	$1.04	$(0.24)
Average shares outstanding – diluted	14,983	13,551	14,572	12,937

Planar Systems, Inc.

Consolidated Balance Sheets

(In thousands)

	Sept. 26, 2003	Sept. 27, 2002
ASSETS
Current assets:
Cash and cash equivalents	$37,424	$37,451
Accounts receivable	37,148	31,437
Inventories	39,255	29,305
Other current assets	11,536	13,409

Total current assets	125,363	111,602
Property, plant and equipment, net	19,898	24,669
Goodwill	49,001	49,001
Intangible assets	10,547	13,379
Other assets	5,027	7,820

	$209,836	$206,471

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,076	$5,330
Accrued compensation	5,560	6,006
Current portion of long-term debt and capital leases	12,373	11,923
Deferred revenue	410	603
Other current liabilities	13,498	11,307

Total current liabilities	51,917	35,169
Long-term debt and capital leases, less current portion	3,217	39,282
Other long-term liabilities	3,863	7,661

Total liabilities	58,997	82,112
Shareholders’ equity:
Common stock	126,947	117,520
Retained earnings	30,621	15,938
Accumulated other comprehensive loss	(6,729)	(9,099)

Total shareholders’ equity	150,839	124,359

	$209,836	$206,471

Planar Systems, Inc.

Consolidated Statement of Cash Flows

(In thousands)

	Year ended
	Sept. 26, 2003	Sept. 27, 2002
Cash flows from operating activities:
Net income (loss)	$15,202	$(3,062)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	9,757	9,358
Non-recurring charges	495	22,221
Deferred taxes	1,279	1,594
Tax benefit of stock options exercised	2,697	2,535
(Increase) decrease in accounts receivable	(6,401)	9,466
Increase in inventories	(10,328)	(7,494)
(Increase) decrease in other current assets	603	(2,412)
Increase (decrease) in accounts payable	13,917	(3,257)
Decrease in accrued compensation	(359)	(787)
Increase (decrease) in deferred revenue	(199)	125
Increase (decrease) in other current liabilities	2,067	(4,603)

Net cash provided by operating activities	28,730	23,684
Cash flows from investing activities:
Purchase of property, plant and equipment	(2,702)	(5,706)
Investment in a business	—	(52,216)
Increase (decrease) in other long-term liabilities	(57)	223
Decrease in long-term assets	330	19

Net cash used in investing activities	(2,429)	(57,680)
Cash flows from financing activities:
Payments of long-term debt and capital lease obligations	(35,615)	(3,922)
Proceeds from long-term debt	—	40,000
Stock repurchase	(519)	(554)
Net proceeds from issuance of capital stock	6,730	15,906

Net cash provided by (used in) financing activities	(29,404)	51,430
Effect of exchange rate changes	3,076	(1,990)

Net increase (decrease) in cash and cash equivalents	(27)	15,444
Cash and cash equivalents at beginning of period	37,451	22,007

Cash and cash equivalents at end of period	$37,424	$37,451